UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2009

Safeguard Scientifics, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On February 27, 2009, Clarient, Inc. (“Clarient”), a majority-owned subsidiary of the Company, entered into an amendment to its credit agreement with Comerica Bank (“Clarient Comerica Facility”), which amendment, among other things, extends the maturity of the Clarient Comerica Facility to March 30, 2010 (subject to acceleration if an event of default occurs). Safeguard Delaware, Inc. (“SDI”) and Safeguard Scientifics (Delaware), Inc. (“SSDI”), wholly owned subsidiaries of the Company (individually, and collectively with SDI and SSDI, hereinafter referred to as “Safeguard”), continue to provide a guaranty of the Clarient Comerica Facility (the “Guarantee”) and maintain a cash account at Comerica Bank to support such Guarantee. The information set forth is qualified in its entirety by reference to the Fifth Amendment to Amended and Restated Loan Agreement dated February 27, 2009, by and between Clarient and Comerica Bank (Exhibit 10.1), which is incorporated herein by reference.

On February 27, 2009, SDI entered into the Second Amended and Restated Senior Subordinated Revolving Credit Agreement (the “Facility”) with Clarient.

The Facility renews, expands and extends an existing credit facility between the parties into a credit facility in the aggregate maximum amount of $30 million. Amounts outstanding under the Facility will bear interest at 14% per annum. The Facility’s stated maturity date is April 1, 2010. The Facility will come due earlier upon the occurrence of certain enumerated circumstances.

The Facility contains customary representations and warranties, affirmative covenants and negative covenants.  Borrowings under the Facility are subordinated to Clarient’s borrowings under its existing credit facilities with Comerica Bank and Gemino Healthcare Finance LLC.

In connection with the Facility, Clarient issued or may be required to issue to SDI, subject to certain conditions, warrants to purchase shares of Clarient’s common stock. Such warrants shall have a five-year term, will be fully vested upon issuance and are issuable as follows:

1. warrants to purchase 500,000 shares of common stock, with an exercise price equal to $1.376, were issued at the closing of the Facility;

2. if Clarient does not repay the Facility in full, terminate the Facility and terminate the Guarantee on or before the following dates, on such dates the following additional warrants shall be issued to Safeguard by Clarient:

(i) warrants to purchase 750,000 shares of common stock on June 1, 2009, with an exercise price equal to 50% of the 20-day trailing average closing price of a share of Clarient common stock as of June 1, 2009; and

(ii) warrants to purchase up to an aggregate of an additional 6,300,000 shares of common stock, with an exercise price of $0.01 per share, to be issued in tranches of warrants to purchase 700,000 shares on the first of each month from July 1, 2009 through March 1, 2010.

The warrants have been or will be issued in private placements exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and may not be resold absent registration or an exemption from the registration requirements of the Securities Act.

As of February 27, 2009, there was an aggregate of approximately $16.7 million outstanding under the Facility.

On February 27, 2009, Safeguard also entered into an Amended and Restated Registration Rights Agreement with Clarient giving us certain rights to require Clarient to register under the Securities Act all shares of Clarient common stock issuable upon exercise of the warrants described herein, all other shares of common stock held by Safeguard and all shares issuable pursuant to all other derivative securities held by Safeguard.

The information set forth above is qualified in its entirety by reference to the Second Amended and Restated Senior Subordinated Revolving Credit Agreement dated as of February 27, 2009 by and between SDI and Clarient (Exhibit 10.2) and the Amended and Restated Registration Rights Agreement dated as of February 27, 2009 by and among SDI, Safeguard, Safeguard Scientifics (Delaware), Inc. and Clarient (Exhibit 10.3), which are incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Fifth Amendment to Amended and Restated Loan Agreement dated February 27, 2009, by and between Clarient, Inc. and Comerica Bank. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on March 2, 2009 by Clarient, Inc. (SEC File No. 000-22677))

10.2	Second Amended and Restated Senior Subordinated Revolving Credit Agreement dated as of February 27, 2009 by and between Safeguard Delaware, Inc. and Clarient, Inc. (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on March 2, 2009 by Clarient, Inc. (SEC File No. 000-22677))

10.3	Amended and Restated Registration Rights Agreement dated as of February 27, 2009 by and among Safeguard Delaware, Inc., Safeguard Scientifics, Inc., Safeguard Scientifics (Delaware), Inc. and Clarient, Inc. (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on March 2, 2009 by Clarient, Inc. (SEC File No. 000-22677))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: March 2, 2009	By:	BRIAN J. SISKO

Brian J. Sisko
Senior Vice President and General Counsel